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                                                        EXHIBIT 5

ENSERCH Corporation
ENSERCH Center
300 South St. Paul                              W. T. Satterwhite
Dallas, Texas 75201                         Senior Vice President
Telephone 214/651-8700                        and General Counsel


                          April 3, 1997






Lone Star Energy Plant Operations, Inc.
1817 Wood Street
Dallas, Texas   75201

Gentlemen:

     As Senior Vice President and General Counsel of ENSERCH Corporation, I have acted in your behalf in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by Lone Star Energy Plant Operations, Inc. ("LSEPO") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 6,313,432 shares of LSEPO Common Stock, $1.00 par value, for issuance pursuant to the Employee Stock Purchase and Savings Plan (ENVE$T), the Employee Stock Option Plan, the Revised and Amended 1996 Stock Incentive Plan, the Non-Qualified Stock Option Agreement and the Restricted Stock Agreement (the "Plans").

     Based upon examination of such corporate records, documents and questions of law as I have considered it necessary to examine in order to give this opinion, I am pleased to advise you that in my opinion:

     (a) LSEPO has been duly organized and is a validly existing corporation under the laws of the State of Texas.

     (b) The securities being registered will, when sold in accordance with the terms of the Plans, be legally issued, fully paid and non-assessable and conform to the statements made with respect thereto in the Prospectus.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,



                                   W. T. Satterwhite